UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 25, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code:  (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

2005 Cash Bonus Awards

On May 25, 2006, the Compensation Committee of the Board of Trustees approved cash bonus awards to the Chief Executive Officer (“CEO”) and each of the other named executive officers, with respect to the year ended December 31, 2005, payable in cash in May 2006. The cash bonus awards were made pursuant to the Company’s Cash Bonus Plan (the “Cash Bonus Plan”) approved on May 6, 2005.

For fiscal 2005, the Compensation Committee established opportunities for a cash bonus of between 25% to 50% of base salary under the Cash Bonus Plan that could be earned on the basis of the Company’s attainment of certain financial metrics together with the satisfaction of specific individual performance objectives that have been determined by the Compensation Committee. Eligibility for the 25% cash bonus award occurs upon an annual FFO per share increase of 5% from 2004, and eligibility for the 50% cash bonus award is achieved upon an annual FFO increase of 10% from 2004. An additional consideration for eligibility for a cash bonus award to the CEO and each of the named executive officers included achieving a dividend payout ratio of less than or equal to 98% of FFO. The Compensation Committee also established additional position specific financial and other performance goals for each of the CEO and named executive officers.

The Compensation Committee determined that the Company had increased annual FFO by more than 10% per share from 2004’s annual FFO. The Individual Component of the bonus consisted of a well-tailored program to meet many of the Company’s intermediate goals for the year. All named executive officers met a majority of the goals that were set by the Compensation Committee. In addition, the Compensation Committee noted that Senior Management had grown the asset base substantially and had achieved numerous other accomplishments during the year. Therefore, the Compensation Committee determined that the cash bonus component of the potential incentive compensation award be a maximum of 50% of the CEO and each of the other named executive officer’s base salaries, and in addition, a one-time bonus was awarded to each of the CEO and the named executive officers for the accomplishments of 2005.

Based upon the foregoing, the 2005 cash bonus awards were as follows: Jay H. Shah, Chief Executive Officer, received a 50% cash bonus award in the amount of $125,000 and an additional award in the amount of $50,000. Neil H. Shah, President and Chief Operating Officer, received a 50% cash bonus award in the amount of $100,000 and an additional award in the amount of $75,000. Ashish R. Parikh, Chief Financial Officer, received a 50% cash bonus award in the amount of $100,000 and an additional award in the amount of $15,000.

2006 Officer Compensation

On May 25, 2006, the Compensation Committee reviewed the total compensation packages (including annual salary, restricted stock awards and potential bonus awards) for each of the CEO and the other key officers of the Company and made the following compensation recommendations for fiscal year 2006, effective as of June 1, 2006: Hasu P. Shah, Chairman of the Board, will receive $125,000 in annual compensation and 6,250 shares of restricted stock. Jay H. Shah, Chief Executive Officer, will receive $350,000 in annual compensation and 35,000 shares of restricted stock. Neil H. Shah, President and Chief Operating Officer, will receive $320,000 in annual compensation and 32,000 shares of restricted stock. Ashish R. Parikh, Chief Financial Officer, will receive $225,000 in annual compensation and 11,250 shares of restricted stock. Michael R. Gillespie, Chief Accounting Officer, will receive $155,000 in annual compensation and 5,000 shares of restricted stock. Twenty five percent of the restricted shares vest on each anniversary of the date of grant resulting in 100% of such restricted shares being fully vested on the fourth anniversary of the date of grant.

2006 Cash Bonus Plan

In addition, on May 25, 2006, the Compensation Committee, approved the 2006 Annual Incentive Compensation Plan for executive officers and certain other key employees of the Company (the “Cash Bonus Plan”). The Cash Bonus Plan is not set forth in a written agreement.

For fiscal 2006, the Compensation Committee established opportunities for certain executive officers to receive a cash bonus award of between 25% to 50% of their base salary pursuant to the Cash Bonus Plan. Such awards could be earned on the basis of the Company’s attainment of certain financial metrics together with the satisfaction of specific individual performance objectives that have been determined by the Compensation Committee. Eligibility for the 25% cash bonus award occurs when FFO per share reaches 95% of the budgeted FFO for 2006. Eligibility for the 50% cash bonus award is achieved when FFO reaches 105% of the budgeted FFO for 2006. An additional consideration for eligibility for a cash bonus award by the CEO, President and COO and the CFO includes the Company’s achievement of a dividend payout ratio of less than or equal to 95% of FFO. The Compensation Committee also established additional position specific financial and other performance goals for each of the CEO and named executive officers. The Compensation Committee recommended that the following officers be eligible to receive potential cash bonus awards at their respective levels: Jay H. Shah, Chief Executive Officer, is eligible to receive a potential cash bonus award at 25% and 50% of his base salary. Neil H. Shah, President and Chief Operating Officer, is eligible to receive a potential cash bonus award at 25% and 50% of his base salary. Ashish R. Parikh, Chief Financial Officer, is eligible to receive a potential cash bonus award at 25% and 50% of his base salary. Michael R. Gillespie, Chief Accounting Officer, is eligible to receive a potential cash bonus award at 15% of his base salary. Bonus payments for fiscal 2006 pursuant to the Cash Bonus Plan will be paid in one annual payment during the 2007 calendar year if the Compensation Committee determines that the performance criteria are met.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: May 31, 2006	By:	/s/ Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer